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June 18, 1997

CONFIDENTIAL

Mr. C. W. Wong
Director
Wearnes Technology (Pte.) Ltd.
801 Lorong, 7 #07-00
Toa Payoh, Singapore 1231


Dear Mr. Wong:

Hambrecht & Quist LLC ("Hambrecht & Quist") has, from time to time, provided general financial advice to Wearnes Technology (Pte.) Ltd. (the "Company") on various matters in the absence of a formal agreement, including the Company's investment position (the "investment" or the "ALR shares") in Advanced Logic Research ("ALR"). Now, Hambrecht & Quist would be pleased to act as exclusive financial advisor to the Company in connection with the potential sale of the Company's investment in ALR to Gateway 2000.

In the event of such sale of the investment, Hambrecht & Quist will render the following financial advisory services:

       (i) assist the Company in the evaluation of the sale to Gateway 2000 and represent the Company in such sale;

       (ii) render such additional assistance and cooperation as the Company may reasonably request in connection with the sale of the investment both during and after the closing of the sale.

Hambrecht & Quist will have no authority under this agreement to bind the Company in any way to any other party. In addition, nothing contained in this agreement will require the Company to accept the terms of any proposal. The Company has the right in its sole and absolute discretion to reject any transaction regardless of the terms proposed.

Upon consummation by the Company of a sale of the ALR shares, the Company shall pay Hambrecht & Quist a cash fee, payable in U.S. dollars, equal to 1.5% of all consideration received for the ALR shares sold.



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Mr. C. W. Wong
Wearnes Technology
Page 2


The Company agrees that Hambrecht & Quist is entitled to rely upon all reports of ALR or Company (and their representative affiliates) and information supplied to it by or on behalf of the Company (whether written or oral), and Hambrecht & Quist shall not in any respect be responsible for the accuracy or completeness of any such report or information or have an obligation to verify the same.

Hambrecht & Quist hereby agrees that it will not disclose confidential information received from the Company (or its affiliates) to others (other than our employees, agents, accountants, attorneys, and other advisors) except as contemplated by this engagement or as such disclosure may be required by law. At the conclusion of our engagement hereunder, we will return to you or destroy all copies of any documentary confidential information that you have duly marked "confidential" and that are at the time in our possession. For purposes of this agreement, "confidential information" shall mean information provided by you to us that is not otherwise available to us from sources outside of the Company (or its affiliates), and any such information shall cease to be confidential information when it becomes generally available, or comes to our attention, through other sources that do not, to our awareness at the time, involve a violation of this or any similar agreement.

No fee payable to any other financial advisor by the Company shall reduce or otherwise affect the fees payable to Hambrecht & Quist. Regardless of outcome, it is understood that the Company will reimburse Hambrecht & Quist for any reasonable out-of-pocket expenses incurred in connection with our services pursuant to this agreement, including, without limitation, reasonable fees and disbursements of counsel when consulted in connection with actions taken pursuant to this agreement.

The Company agrees to indemnify Hambrecht & Quist in accordance with the Standard Form of Indemnification Agreement, set forth as Exhibit A hereto.

This agreement may be terminated by the Company or Hambrecht & Quist at any time with or without cause, effective upon receipt of written notice to that effect by the other party. Any such termination will not affect the compensation, reimbursement or indemnification provisions above, which will continue in full force and effect in accordance with their terms. We shall be entitled to full compensation in the event that at any time prior to the expiration of three months after termination of this agreement a transaction of the type referred to in this letter is consummated. The Company does have the right to extend this agreement an additional three months provided that an expeditious sale of the investment proves unfeasible.

Any advice, written or oral, rendered by Hambrecht & Quist pursuant to this letter may not be disclosed publicly without its prior written consent. The Company agrees that Hambrecht & Quist has the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Company hereunder.

This agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

This agreement shall be governed by and construed in accordance with the laws of the State of California and the United States of America, without giving effect to the State's or country's conflicts of laws principles.



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Mr. C. W. Wong
Wearnes Technology
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If the foregoing correctly sets forth the understanding between us, please so indicate on the enclosed copies of this letter and return one original copy to my attention.


                              Very truly yours,

                              HAMBRECHT & QUIST LLC

                              By /s/ James A. Davidson
                                 ----------------------------------------------

Agreed to and accepted:

Wearnes Technology (Pte.) Ltd.

By  /s/ Wong Chun Win
    ---------------------------
Title  Chairman
       ------------------------



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                                                                      Exhibit A

                              HAMBRECHT & QUIST LLC

                   Standard Form of Indemnification Agreement

In connection with the services which Hambrecht & Quist has agreed to render to the Company hereunder, the Company shall (A) indemnify Hambrecht & Quist and hold it harmless to the fullest extent permitted by law against any losses, claims, damages or liabilities to which Hambrecht & Quist may become subject in connection with (i) its use of information that is inaccurate in any respect (as a result of misrepresentation, omission, failure to update, or otherwise) that is provided to Hambrecht & Quist by the Company, its representatives, agents or advisers, regardless of whether Hambrecht & Quist should have known of such inaccuracy, or (ii) any other aspect of its rendering such services, unless it is finally judicially determined that such losses, claims, damages or liabilities relating thereto arise only out of the gross negligence or willful misconduct of Hambrecht & Quist, and (B) reimburse Hambrecht & Quist for any legal or other expenses reasonably incurred by it in connection with investigating, preparing to defend or defending any lawsuits, claims or other proceedings arising in any manner out of or in connection with its performance of its duties hereunder. If for any reason the foregoing indemnity is unavailable to Hambrecht & Quist or insufficient to hold Hambrecht & Quist harmless, then the Company shall contribute to the amount paid or payable by Hambrecht & Quist as a result of such claims, liabilities, losses, damages or expenses in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and Hambrecht & Quist on the other but also the relative fault of the Company and Hambrecht & Quist, as well as any relevant equitable considerations. Notwithstanding the provisions of this agreement, the aggregate contribution of Hambrecht & Quist to all claims, liabilities, losses, damages and expenses shall not exceed the amount of fees actually received by Hambrecht & Quist pursuant to its engagement by the Company. It is hereby further agreed that the relative benefits to the Company on the one hand and Hambrecht & Quist on the other hand with respect to the transactions contemplated in this engagement letter shall be deemed to be in the same proportion as (i) the total value of the transaction bears to (ii) the fees paid to Hambrecht & Quist with respect to such transactions. The Company agrees that the indemnification and reimbursement commitments set forth in this agreement shall apply whether or not Hambrecht & Quist is a formal party to any such lawsuits or other proceedings, that Hambrecht & Quist is entitled to retain separate counsel of its choice in connection with any of the matters to which such commitments relate, that such commitments shall be in addition to any liability that the Company may have to Hambrecht & Quist at common law or otherwise, and that such commitments shall extend upon the terms set forth in this agreement to any controlling person, director, officer, employee, agent or affiliate of Hambrecht & Quist and shall survive any termination of this agreement.